Exhibit 9.1

SERVIZIO RISORSE

SEGRETERIA GENERALE - AP/MG

28 FEB. 2003

Spettabile
Versicor Inc.
PROT. U 0000885 : 28 02 2003	c.a.:	Sir Dov A. Goldestein, M.D.
455 South Gulph Road
Suite 310
Anticipated via fax n: +16102052333		King of Prussia, Pennsylvania 19406

Re: Letter Agreement between Monte Titoli and Versicor about Voting Procedures in connection with Versicor Inc. stockholder meetings

Dear Sirs,

we send you Monte Titoli’s acceptance - duly signed by our General Manager, Paolo Cittadini - to your proposal, signed by your President, George F. Horner III, of a letter agreement between the parties which permits Versicor’s stockholders in Italy to vote their shares.

We are at your disposal.

Best regards.

MONTE TITOLI - S.p.A.
Head of Legal and Secretary Department
(Andrea Perrone)

/s/ Andrea Perrone

Letter Agreement

Via Facsimile

February 28, 2003

Monte Titoli S.p.A
Via Mantegna, 6
20154 Milano
Italy

Re:                             Voting Procedures in connection with Versicor Inc. stockholder meetings

Ladies and Gentlemen

Versicor Inc. (“Versicor”) is a Delaware corporation with its common stock listed on the Nasdaq National Market and subject to the federal law of the United States. Versicor has entered in an agreement and intends to merge with Biosearch Italia, S.p.A., with Versicor as the surviving corporation. In addition, Versicor intends to obtain the applicable approvals to list its common stock on the Nuovo Mercato, organized and managed by Borsa Italiana S.p.A. Versicor and Monte Titoli S.p.A. (“Monte Titoli”) desire to formalize an arrangement between Versicor and Monte Titoli which, among other things, permits Versicor’s stockholders in Italy (i.e. the persons and entities holding Versicor shares through Monte Titoli) to vote those shares in a manner that complies with both U.S. and Italian law.

Versicor and Monte Titoli agree as follows:

1)                                      Versicor shall notify Monte Titoli of the date and time of each Versicor stockholder meeting on or before the following dates: (i) 30 days in advance of an annual stockholder meeting; (ii) 20 days in advance of a special stockholder meeting called to resolve upon a merger; and (iii) 10 days in advance of a special stockholder meeting called to resolve upon any other matter. Versicor shall also issue a press release which includes the date and time of each such meeting.

2)                                      Immediately upon receipt of the notice described in paragraph 1) above, Monte Titoli shall release to the system the relevant information regarding each Versicor stockholder meeting.

3)                                      Together with the notice of meeting described in paragraph 1) above, Versicor shall transmit (or shall cause The Depositary Trust Company to transmit) to Monte Titoli for its execution an omnibus proxy in the form attached hereto as Exhibit A. Such omnibus proxy shall name the bearers of the admission tickets as Monte Titoli’s proxies, with full power to appoint further substitutes, to represent and to vote the number of shares designated on the admission tickets at each such Versicor stockholder meeting. Monte Titoli shall execute and return the executed omnibus proxy to Versicor no later than 3 (three) days after receiving an omnibus proxy from Versicor.

4)                                      Together with the omnibus proxy, Monte Titoli shall supply to Versicor the names and contact information of a representative of each bank participating to Monte Titoli holding Versicor shares.

5)                                      In connection with each Versicor stockholder meeting, no later than 3 (three) days after receiving an omnibus proxy from Versicor, Monte Titoli shall (i) inform each bank participating to Monte Titoli holding Versicor’s shares that it has executed an omnibus proxy naming the bearers of the admission tickets as Monte Titoli’s proxies, with full power to appoint further substitutes, to represent and to vote the number of shares designated on the admission tickets at each such Versicor stockholder meeting and (ii) remind aforementioned bank about its commitment to issue - at least 5 (five) days prior to each such Versicor stockholder meeting - admission tickets to Versicor’s ultimate stockholders upon their request, in accordance with Consob Regulation 11768/98.

6)                                      Versicor shall promptly forward directly to each bank participating to Monte Titoli holding Versicor’s shares, a copy of proxy statement (which includes proxy card and voting materials) in connection with a Versicor stockholder meeting.

The term of this agreement shall commence on the date of Monte Titoli’s acceptance and continue until the later of 10 (ten) years after that date provided Versicor’s securities are listed or traded on a stock exchange in the Republic of Italy.  This agreement may only be amended in writing and signed by both parties.

2

Notices under this Agreement shall be delivered via facsimile or electronic mail and followed by a copy of such notice via regular mail, provided however that such notice shall be deemed given upon transmission of a facsimile and receipt of a confirmation of such transmission. The address for notices under this agreement shall be as follows:

If to Monte Titoli, to:

Monte Titoli S.p.A.
Issuer Relations
Via Mantegna, 6
20154 Milan
Fax: +39.02.33635.333
Email: customersrelations@montetitoli.it

And if to Versicor to:

Dov A. Goldstein, M.D.
455 South Gulph Road
Suite 310
King of Prussia, Pennsylvania 19406
Telephone (610) 491-2200
Fax (610) 205-2333
Email: dgoldstein@versicor.com

Or such other address as either party shall provide to the other in writing.

This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns, legal representative and heirs. Neither party shall have the right to assign its interest in this agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

This agreement and any dispute arising hereunder or in connection herewith shall be governed by Italian law and shall be submitted to the exclusive jurisdiction of the courts of Milan (Italy).

Very Truly Yours,

VERSICOR INC.

By:	/s/ G.F. Horner III
George F. Horner III

Agreed and Accepted:

MONTE TITOLI S.p.A

By:	/s/ Paolo Cittadini
Paolo Cittadini
General Manager

3

Exhibit A to Letter Agreement

Form or Omnibus Proxy

OMNIBUS PROXY OF MONTE TITOLI

Monte Titoli S.p.A., being the duly named Proxy of The Depository Trust Company (or its nominee, Cede & Co.) (collectively “DTC”) with power to represent and to vote [number] shares of common stock of Versicor Inc. held of record by DTC on [record date] at the meeting referred to below, hereby appoints each bearer of a Certification of Participation in the Italian Central Depository System, which appears on its face to be issued pursuant to Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998 (an “admission ticket”), as its substitute Proxy, each with the power to appoint its substitute, and hereby authorizes each of them to represent and to vote the number of shares of Common Stock of Versicor Inc. shown on the admission ticket at the Meeting of Stockholders of Versicor Inc. to be held on [meeting date], and at any adjournment or postponement thereof.

MONTE TITOLI S.p.A.

Dated:	By:
Authorized Representative